Exhibit 5.1

December 5, 2019

Air Lease Corporation

2000 Avenue of the Stars, Suite 1000N

Los Angeles, California 90067

Re:	C$400,000,000 Aggregate Principal Amount of 2.625% Medium-Term Notes, Series A, due December 5, 2024 of Air Lease Corporation

Ladies and Gentlemen:

We have acted as special counsel to Air Lease Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale of C$400,000,000 aggregate principal amount of the Company’s 2.625% Medium-Term Notes, Series A, due December 5, 2024 (the “Notes”), pursuant to a Terms Agreement, dated as of November 26, 2019 (the “Terms Agreement”), by and among the Company and the several underwriters identified as such in the Terms Agreement, each acting severally and not jointly, as purchasers. The Company has previously entered into the Distribution Agreement, dated November 20, 2018, with the agents named on the signature pages thereof in connection with the offering of up to U.S.$15,000,000,000 (or the equivalent, based on the applicable exchange rate at the time of issuance, in such foreign currencies as the Company shall designate at the time of issuance) in an aggregate principal amount of the Company’s Medium-Term Notes, Series A. The Notes constitute a tranche of a series of the debt securities registered on the Registration Statement on Form S-3 (File No. 333-224828), filed by the Company with the Securities and Exchange Commission (the “Commission”) on May 10, 2018, as amended by the Post-Effective Amendment No. 1, filed by the Company with the Commission on November 20, 2018 (as amended, the “Registration Statement”). The Notes are being issued pursuant to that certain Indenture, dated as of November 20, 2018 (the “Indenture”), between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. In our examination, we have assumed that the certificates for the Notes will conform to the form thereof examined by us, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. To the extent the Company’s obligations depend on the enforceability of any agreement against the other parties to such agreement, we have assumed that such agreement is enforceable against such other parties. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company. In addition, we have obtained and relied upon those certificates of public officials we considered appropriate.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the issuance of the Notes has been duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Notes in accordance with the Terms Agreement and the authentication of the certificates representing the Notes by a duly authorized signatory of the Trustee in accordance with the Indenture, the Notes will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), (b) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding at law or in equity and possible judicial action giving effect to foreign governmental actions or foreign laws affecting creditors’ rights, (c) requirements that a claim with respect to any Notes payable in foreign or composite currency (or a foreign or composite currency judgment in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law and (d) governmental authority to limit, delay or prohibit the making of payments outside the United States or payments in which designated foreign countries, entities or nationals have an interest.

The law covered by this opinion is limited to the present law of the State of New York and the current General Corporation Law of the State of Delaware. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the prospectus included in the Registration Statement, any prospectus supplement or any pricing supplement, other than as expressly stated herein with respect to the Notes.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement, and to the reference to O’Melveny & Myers LLP under the caption “Legal Matters” in the prospectus supplement, dated November 20, 2018, and the pricing supplement, dated November 26, 2019, each constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Respectfully submitted,

/s/ O’Melveny & Myers LLP